INVESCO GLOBAL DIVIDEND GROWTH SECURITIES FUND                     SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 3/31/2011
FILE NUMBER:       811-05426
SERIES NO.:               39

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
72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A   $ 6,321
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B   $ 1,713
          Class C   $    89
          Class Y   $    56

73A. Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A     0.1964
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B     0.1996
          Class C     0.1200
          Class Y     0.2220

74U.    1 Number of shares outstanding (000's Omitted)
          Class A     27,386
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B      6,914
          Class C        633
          Class Y        192

74V.    1 Net asset value per share (to nearest cent)
          Class A   $  10.57
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B   $  10.74
          Class C   $  10.50
          Class Y   $  10.65
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